 Exhibit 15.2

May 14, 2021

.

ChinaCache International Holdings Ltd.

No 8 Zhuyuan 3rd Street, Area 3,

Tianzhu Comprehensive Bonded Zone

Shunyi District, Beijing,

People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm name and the summary of our opinion under the heading “Item 3.D.—Risk Factors”, “Item 4 .B. —Business Overview—Regulation”, “Item 4.C.—Business Overview—Organizational Structure” and “Item 10.E.—Taxation” in ChinaCache International Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2020, which will be filed with the Securities and Exchange Commission (the “SEC”) on or around May 14, 2021 (the “Annual Report”), and further consent to the incorporation by reference of the summaries of our opinions under these captions into ChinaCache International Holdings Ltd.’s registration statement on Form S-8 (No. 333-172962) pertaining to the 2007, 2008 and 2010 Share Incentive Plans of ChinaCache International Holdings Ltd. (the “Group”), the registration statement on Form S-8 (No. 333-176751) pertaining to the 2011 Share Incentive Plan of the Group and the registration statement on Form F-3 (No. 333-195192). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices